UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 17, 2013
TESORO LOGISTICS LP
(Exact name of registrant as specified in its charter)

Delaware	1-35143	27-4151603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828
(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 17, 2013, Tesoro Logistics LP (the "Partnership") entered into a Contribution, Conveyance and Assumption Agreement (the "Contribution Agreement") with Tesoro Corporation ("Tesoro"), Tesoro Refining & Marketing Company LLC ("TRMC"), Tesoro Logistics GP, LLC (the "General Partner") and Tesoro Logistics Operations LLC (the "Operating Company"). Pursuant to the Contribution Agreement, the Operating Company will acquire, through the Partnership and the General Partner, from TRMC six marketing and storage terminals located in Southern California and certain assets and properties related thereto (the "Terminal Assets"). Immediately prior to the closing of the transactions under the Contribution Agreement, TRMC will acquire the Terminal Assets pursuant to the closing of the transactions contemplated by the Purchase and Sale Agreement dated August 8, 2012 (the "BP Purchase and Sale Agreement") by and among BP West Coast Products LLC and the other sellers named therein (collectively, the "Sellers") and TRMC.

Pursuant to the Contribution Agreement, the General Partner will acquire the Terminal Assets from TRMC in exchange for additional membership interests in the General Partner, and the Partnership will acquire the Terminal Assets from the General Partner in exchange for $640 million, comprised of $544 million in cash financed with borrowings under the Partnership's revolving credit facility and the issuance of equity with a combined fair value of $96 million. The equity will be comprised of 2% general partner units to maintain the General Partner's 2% general partner interest in the Partnership and 98% common units representing slightly more than a 2% limited partner interest in the Partnership

The Terminal Assets consist of:

•	a crude oil storage facility known as the Carson Storage Facility in Carson, California, including five above-ground storage tanks;

•
a marketing terminal known as the Colton Terminal in Bloomington, California, including a covered four-lane truck loading rack, nine active above-ground storage tanks and three additive/oily water tanks;

•
a storage terminal and rack location known as the East Hynes Terminal in Long Beach, California, including 31 above-ground storage tanks, six 10,000-gallon additive tanks, a six-lane truck rack together with a storage terminal known as the West Hynes Terminal adjacent to the East Hynes Terminal, including two double-bottom storage tanks and related pipelines;

•	a storage terminal and rack location known as the Hathaway Terminal in Signal Hill, California, including 23 above-ground storage tanks and a five-lane truck rack;

•	a marketing terminal known as the San Diego Terminal in San Diego, California, including a covered three-lane truck loading rack, nine above-ground storage tanks and an equipment shop;

•
a marketing terminal known as the Vinvale Terminal in South Gate, California, including a covered eight-lane truck loading rack, nine active above-ground storage tanks, two additive tanks, one horizontal tank, four out-of-service tanks, a four-bay storage building and two offloading stations; and

•	certain related assets used in connection with the foregoing terminals.

In addition, the Operating Company will assume certain of TRMC's rights and obligations with respect to the Terminal Assets under the BP Purchase and Sale Agreement.
Pursuant to the Contribution Agreement, TRMC is responsible for remediation of environmental liabilities due to the use or operation of the Terminal Assets prior to the acquisition, and will indemnify the Operating Company for any losses incurred by the Operating Company arising out of that remediation obligation. In addition, the Operating Company agrees, with respect to its obligations to TRMC under the Contribution Agreement, to be bound by the covenants in the BP Purchase and Sale Agreement to the extent those covenants relate specifically to the Terminal Assets (such as access for the Sellers for actions related to their retained liabilities and cooperation in the context of any potential litigation) and will have the benefits of the Sellers' representations and warranties, covenants and indemnities that relate specifically to the Terminal Assets. The Contribution Agreement provides for procedures by which TRMC and the Operating Company (through or together with TRMC) may make indemnification claims under the BP Purchase and Sale Agreement against the Sellers, and how the two parties will share amounts recovered for those indemnification claims. To ensure TRMC's ability to comply with its obligations under the Contribution Agreement, TRMC agrees to maintain a total equity balance of $250 million and certify that balance to the Operating Company as of each April 30. If TRMC is unable to certify that balance, TRMC is required to provide other methods of surety.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Contribution Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On May 17, 2013, the Partnership issued a press release announcing the execution of the Contribution Agreement (the "Press Release"). A copy of the Press Release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information above is being furnished, not filed, pursuant to Item 7.01 of Form 8-K. Accordingly, the information in Item 7.01 of this Current Report, including the Press Release, will not be incorporated by reference into any registration statement filed by the Partnership under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

2.1
Contribution, Conveyance and Assumption Agreement, dated as of May 17, 2013, among Tesoro Logistics LP, Tesoro Logistics GP, LLC, Tesoro Logistics Operations LLC, Tesoro Corporation and Tesoro Refining & Marketing Company LLC.

99.1	Press release issued on May 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Date: May 17, 2013

TESORO LOGISTICS LP
By:	Tesoro Logistics GP, LLC
Its general partner

By:	/s/ G. SCOTT SPENDLOVE
G. Scott Spendlove
Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description of the Exhibit

2.1
Contribution, Conveyance and Assumption Agreement, dated as of May 17, 2013, among Tesoro Logistics LP, Tesoro Logistics GP, LLC, Tesoro Logistics Operations LLC, Tesoro Corporation and Tesoro Refining & Marketing Company LLC.

99.1	Press release issued on May 17, 2013.

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